EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone (719) 448-5825 - Fax	2 N. Cascade Ave., 14th Floor Colorado Springs, CO 80903

Westmoreland Sells Rights
to Coal Royalties at Wyoming Mine

Colorado Springs, CO – February 27, 2007 –Westmoreland Coal Company (AMEX:WLB), through its wholly-owned subsidiary, New Horizon Coal Company, Inc. (“New Horizon”), reported today that it had sold its rights to a fixed royalty stream related to the future mining of 225 million tons of coal at Peabody Energy’s Caballo Mine in Wyoming to Natural Resource Partners L.P. for $12.7 million. The sale of the coal royalty will result in a pre-tax gain of approximately $5.6 million during the first quarter of 2007.

Christopher K. Seglem, Westmoreland’s Chairman, President and CEO, commented: “This transaction is a good example of how the Company uses non-strategic assets in strategic ways. We acquired this royalty interest as part of our purchase of coal properties from Montana Power in 2001. It is unrelated to any of the Company’s current mining operations. Proceeds will be used for general corporate purposes, including implementation of the Company’s strategic plan for growth and development.”

Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina, an interest in a natural gas-fired power plant in Colorado, and the operation of four power plants in Virginia. Westmoreland is implementing a growth strategy dedicated to meeting America’s dual goals of low-cost power and a clean environment through the acquisition and development of complementary, niche opportunities in coal, power and other segments of the energy sector. For more information visit www.westmoreland.com.

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Contact: Diane Jones (719) 442-2600